EXHIBIT 10.30

IMCLONE SYSTEMS INCORPORATED

CHANGE-IN-CONTROL PLAN

1.0           PURPOSE OF PLAN

1.1           Purpose.  The purpose of the ImClone Systems Incorporated Change-in-Control Plan (the “Plan”) is to:

(a)           retain certain highly qualified individuals as employees of ImClone Systems Incorporated and/or its subsidiaries (the “Company”);

(b)           maintain the focus of such employees on the business of the Company and to mitigate the distractions caused by the possibility that the Company may be the target of an acquisition strategy; and

(c)           provide certain benefits to such employees if a change in control of the Company occurs and/or any employee’s employment is terminated in connection with such change in control.

The Plan is intended to qualify as an “employee benefit plan” (as such term is defined under Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and accordingly will be subject to ERISA.  In addition, the Plan is intended to qualify as a “top-hat” plan (as such term is commonly used under the ERISA regulations promulgated by the U.S. Department of Labor) since it is intended to provide benefits only to a select group of management or highly compensated employees of the Company.

2.0           DEFINITIONS

The following terms shall have the following meanings unless the context indicates otherwise:

2.1           “Beneficiary” shall mean a beneficiary designated in writing by a Participant to receive any Change-in-Control Benefits in accordance with Sections 5 or 6 below.  If no beneficiary is designated by the Participant, then the Participant’s estate shall be deemed to be the Participant’s Beneficiary.

2.2           “Board” shall mean the Board of Directors of the Company.

2.3           “Bonus” shall mean the 3-year average of the actual annual bonuses paid to the Participant during the 36-month period immediately preceding the Change-in-Control Date, with such amount increased (if applicable) to take into account any elective or mandatory deferrals.  For a Participant who has not been employed by the Company for the full 36-month period prior to the Change-in-Control Date, the average annual bonus amount shall be calculated based on the number of full years of employment.  For a Participant who has not been employed long enough to receive an annual bonus, the annual bonus amount shall be equal to the target annual bonus.

2.4           “Cause” shall mean – unless otherwise defined in an employment agreement between the Participant and the Company or Subsidiary – the occurrence of any of the following:

(1)           an indictment of the Participant involving a felony or a misdemeanor involving moral turpitude; or

(2)           willful misconduct or gross negligence by the Participant resulting, in either case, in harm to the Company or any Subsidiary; or

(3)           failure by the Participant to carry out the directions of the Board or the Participant’s immediate supervisor, as the case may be; or

(4)           fraud, embezzlement, theft or dishonesty by the Participant against the Company or any Subsidiary or a material violation by the Participant of a policy or procedure of the Company, resulting, in any case, in harm to the Company or any Subsidiary.

2.5           “Change in Control” shall mean the occurrence of one of the following events:

(1)           individuals who, on the Effective Date, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the Effective Date whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be an Incumbent Director;

(2)           any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes, after the Effective Date, a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 40% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that an event described in this Section 2.5(2) shall not be deemed to be a Change in Control if any of following becomes such a beneficial owner:

(A)          the Company or any majority-owned subsidiary (provided, that this exclusion applies solely to the ownership levels of the Company or the majority-owned subsidiary),

(B)           any tax-qualified, broad-based employee benefit plan sponsored or maintained by the Company or any majority-owned subsidiary,

(C)           any underwriter temporarily holding securities pursuant to an offering of such securities, or

(D)          any person pursuant to a Non-Qualifying Transaction (as defined in Section 2.5(3) below);

(3)           the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its Subsidiaries that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination:

(A)          50% or more of the total voting power of:

(x)            the corporation resulting from such Business Combination (the “Surviving Corporation”), or

(y)           if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”),

is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination;

(B)           no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 40% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation); and

(C)           at least a majority of the members of the board of directors of the Parent Corporation (or if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination

(any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”); or

(4)           stockholder approval of a liquidation or dissolution of the Company, unless the voting common equity interests of an ongoing entity (other than a liquidating trust) are beneficially owned, directly or indirectly, by the Company’s shareholders in substantially the same proportions as such shareholders owned the Company’s outstanding voting common equity interests immediately prior to such liquidation and such ongoing entity assumes all existing obligations of the Company under this Plan.

Notwithstanding the foregoing, a Change in Control of the Company shall not be deemed to occur solely because any person acquires beneficial ownership of more than 40% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that, if after such acquisition by the Company such person becomes the beneficial owner of Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.

2.6           “Change-in-Control Benefits” shall mean the benefits described in Sections 5 and 6 below.

2.7           “Change-in-Control Date” shall mean the date that a Change in Control first occurs.

2.8           “Change-in-Control Termination” shall mean a termination of the Participant’s employment:

(1)           by the Company without Cause during the period beginning 3 months prior to the Change-in-Control Date and ending 18 months after the Change-in-Control Date, or

(2)           if the Participant has been designated by the Committee as a Tier 1 Participant or a Tier 2 Participant in accordance with Section 3.2 below, by the Participant for Good Reason during the period beginning 3 months prior to the date of the Change in Control and ending 18 months after the Change-in-Control Date.

2.9           “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

2.10         “Committee” shall mean (i) the Board or (ii) a committee or subcommittee of the Board appointed by the Board from among its members.  The Committee may be the Board’s compensation committee.

2.11         “Company” shall mean ImClone Systems Incorporated, a Delaware corporation, including any successor entity or any successor to the assets of the Company that has assumed the Plan.

2.12         “Competitive Activity” shall mean the Participant’s engaging in an activity – whether as an employee, consultant, principal, member, agent, officer, director, partner or shareholder (except as a less than 1% shareholder of a publicly traded company) – that is competitive with any business of the Company or any Subsidiary conducted by the Company or such Subsidiary at any time during the Noncompetition/Nonsolicitation Period; provided, however, that the Participant may be employed by or otherwise associated with:

(i)            a business of which a subsidiary, division, segment, unit, etc. is in competition with the Company or any Subsidiary but as to which such subsidiary, division, segment, unit, etc. the Participant has absolutely no direct or indirect responsibilities or involvement, or

(ii)           a company where the Competitive Activity is:

(A)          from the perspective of such company, de minimis with respect to the business of such company and its affiliates, and

(B)           from the perspective of the Company or any Subsidiary, not in material competition with the Company or any Subsidiary.

2.13         “Effective Date” shall mean the date the Board adopts the Plan.

2.14         “Employee” shall mean a regular full-time employee of the Company or any Subsidiary.

2.15         “Good Reason” shall mean – unless otherwise defined in an employment agreement between the Participant and the Company or Subsidiary – the occurrence of any of the following within the 60-day period preceding a Termination Date:

(1)           a material adverse diminution of the Participant’s titles, authority, duties or responsibilities, or the assignment to the Participant of titles, authority, duties or responsibilities that are materially inconsistent with his or her titles, authority, duties and/or responsibilities in a manner materially adverse to the Participant; or

(2)           a reduction in the Participant’s base salary, annual target bonus, or maximum bonus without the Participant’s prior written consent (other than any reduction applicable to Employees generally); or

(3)           an actual change in the Participant’s principal work location by more than 75 miles and more than 75 miles from the Participant’s principal place of abode as of the date of such change in job location without the Participant’s prior written consent; or

(4)           a failure of the Company to obtain the assumption in writing of its obligation under the Plan by any successor to all or substantially all of the assets of the Company within 45 days after a merger, consolidation, sale or similar transaction that qualifies as a Change in Control.

2.16         “Health Continuation Period” shall mean the period commencing on the Termination Date and continuing until the end of the applicable period as shown on Schedule A..

2.17         “Noncompetition/Nonsolicitation Period” shall mean the period commencing on the Termination Date and continuing until the end of the applicable period as shown on Schedule A.

2.18         “Participant” shall mean any Employee who has been designated to participate in the Plan under Section 3 below.

2.19         “Plan” shall mean the ImClone Systems Incorporated Change-in-Control Plan.

2.20         “Salary” shall mean the highest annual base salary paid to the Participant during the 12-month period immediately preceding the earlier of (i) the Termination Date or the Change-in-Control Date, with such amount increased (if applicable) to take into account any elective or mandatory deferrals.

2.21         “Severance Multiplier” shall mean the multiplier that shall be used to determine cash severance paid to a Participant in accordance with Schedule A and Section 6.2 below.

2.22         “Subsidiary” shall mean a corporation of which the Company directly or indirectly owns more than 50 percent of the “voting stock” (meaning the capital stock of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation) or any other business entity in which the Company directly or indirectly has an ownership interest of more than 50 percent.

2.23         “Terminated Participant” shall mean a Participant whose employment with the Company and/or a Subsidiary has been terminated and which qualifies as a Change-in-Control Termination.

2.24         “Termination Date” shall mean the date a Terminated Participant’s employment with the Company and/or a Subsidiary is terminated.

2.25         “Tier 1 Participant” shall mean a Participant who has been designated by the Committee as a Tier 1 Participant in accordance with Section 3.2 below.

2.26         “Tier 2 Participant” shall mean a Participant who has been designated by the Committee as a Tier 2 Participant in accordance with Section 3.2 below.

2.27         “Tier 3 Participant” shall mean a Participant who has been designated by the Committee as a Tier 3 Participant in accordance with Section 3.2 below.

2.28         “Tier 4 Participant” shall mean a Participant who has been designated by the Committee as a Tier 4 Participant in accordance with Section 3.2 below.

3.0           ELIGIBILITY AND PARTICIPATION

3.1           Eligibility.  All Employees of the Company shall be eligible to participate in the Plan.

3.2           Participation.  Participants shall consist of such Employees as the Committee in its sole discretion designates to participate in the Plan; provided, however, that the Committee shall not designate an Employee as a new Participant following a Change-in-Control Date.  At the time the Committee designates an Employee as a Participant, the Committee shall also designate whether such Employee is a Tier 1 Participant, a Tier 2 Participant, a Tier 3 Participant or a Tier 4 Participant.  The Committee may, in its sole discretion, terminate a Participant’s participation in the Plan at any time prior to the beginning of the 180-day period ending on the Change-in-Control Date.

4.0           ADMINISTRATION

4.1           Responsibility.  The Committee shall have the responsibility, in its sole discretion, to control, operate, manage and administer the Plan in accordance with its terms.

4.2           Authority of the Committee.  The Committee shall have the maximum discretionary authority permitted by law that may be necessary to enable it to discharge its responsibilities with respect to the Plan, including but not limited to the following:

(a)           to determine eligibility for participation in the Plan;

(b)           to designate Participants;

(c)           to determine and establish the formula to be used in calculating a Participant’s Change-in-Control Benefits;

(d)           to correct any defect, supply any omission, or reconcile any inconsistency in the Plan in such manner and to such extent as it shall deem appropriate in its sole discretion to carry the same into effect;

(e)           to issue administrative guidelines as an aid to administer the Plan and make changes in such guidelines as it from time to time deems proper;

(f)            to make rules for carrying out and administering the Plan and make changes in such rules as it from time to time deems proper;

(g)           to the extent permitted under the Plan, grant waivers of Plan terms, conditions, restrictions, and limitations;

(h)           to make reasonable determinations as to a Participant’s eligibility for benefits under the Plan, including determinations as to Cause and Good Reason; and

(i)            to take any and all other actions it deems necessary or advisable for the proper operation or administration of the Plan.

4.3           Action by the Committee.  The Committee may act only by a majority of its members.  Any determination of the Committee may be made, without a meeting, by a writing or writings signed by all of the members of the Committee.  In addition, the Committee may authorize any one or more of its members to execute and deliver documents on behalf of the Committee.

4.4           Delegation of Authority.  The Committee may delegate to one or more of its members, or to one or more agents, such administrative duties as it may deem advisable; provided, however, that any such delegation shall be in writing.  In addition, the Committee, or any person to whom it has delegated duties as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan.  The Committee may employ such legal or other counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion or computation received from any such counsel, consultant or agent.  Expenses incurred by the Committee in the engagement of such counsel, consultant or agent shall be paid by the Company, or the Subsidiary whose employees have benefited from the Plan, as determined by the Committee.

4.5           Determinations and Interpretations by the Committee.  All determinations and interpretations made by the Committee shall be binding and conclusive to the maximum extent permitted by law on all Participants and their heirs, successors, and legal representatives.

4.6           Information.  The Company shall furnish to the Committee in writing all information the Committee may deem appropriate for the exercise of its powers and duties in the administration of the Plan.  Such information may include, but shall not be limited to, the full names of all Participants, their earnings and their dates of birth, employment, retirement or death.  Such information shall be conclusive for all purposes of the Plan, and the Committee shall be entitled to rely thereon without any investigation thereof.

4.7           Self-Interest.  No member of the Committee may act, vote or otherwise influence a decision of the Committee specifically relating to his or her benefits, if any, under the Plan.

4.8           Liability.  No member of the Board, no member of the Committee and no employee of the Company shall be liable for any act or failure to act hereunder, except in circumstances involving his or her bad faith, gross negligence or willful misconduct, or for any act or failure to act hereunder by any other member or employee or by any agent to whom duties in connection with the administration of the Plan have been delegated.

4.9           Indemnification.  The Company shall indemnify members of the Committee and any agent of the Committee who is an employee of the Company, against any and all liabilities or expenses to which they may be subjected by reason of any act or failure to act with respect to their duties on behalf of the Plan, except in circumstances involving such person’s bad faith, gross negligence or willful misconduct.

5.0           SINGLE-TRIGGER BENEFITS

5.1           Equity-Based Compensation.  Unless otherwise provided in any written agreement between the Company and a Participant, all equity-based compensation awards held by the Participants as of the Change-in-Control Date shall become fully vested and/or exercisable as of such date, unless the Committee, in its sole discretion, determines (i) that such awards will be substituted, replaced, rolled over, or converted into equity-based compensation awards of the acquiring and/or surviving entity and (ii) the economic value and benefit of the equity-based compensation awards immediately prior to the Change-in-Control Date are equal to the economic value and benefit of the equity-based compensation awards immediately after the Change-in-Control Date, on an award-by-award basis.

5.2           Deferred Compensation.  Unless otherwise provided in any written agreement between the Company and a Participant, a Participant’s unvested nonqualified deferred compensation as of the Change-in-Control Date shall become fully vested and nonforfeitable as of such date.

5.3           Payment of Change-in-Control Benefits to Beneficiaries.  In the event of the Participant’s death, all Change-in-Control Benefits that would have been paid to the Participant under this Section 5 but for his or her death, shall be paid to the Participant’s Beneficiary.

5.4           Other Benefits.  Notwithstanding anything contained in the Plan to the contrary, the Company or the Committee may, in its sole discretion, provide benefits in addition to the benefits described under this Section 5.

6.0           DOUBLE-TRIGGER BENEFITS

6.1           Accrued Obligations.  Unless otherwise provided in any written agreement between the Company and the Participant, on the later to occur of (i) a Change-in-Control Date or (ii) a Termination Date, the Company shall pay to the Terminated Participant during the 30-day period following the later of (x) the Change-in-Control Date or (y) the Termination Date, a lump sum cash payment equal to the Participant’s earned but unpaid Salary and/or Bonus, plus unreimbursed expenses, plus any and all other Company obligations that are accrued and due and owing to the Terminated Participant.

6.2           Cash Severance.  Unless otherwise provided in any written agreement between the Company and the Participant, on the later to occur of (i) a Change-in-Control Date or (ii) a Termination Date, the Company shall pay to the Terminated Participant during the 30-day period following the later of (x) the Change-in-Control Date or (y) the Termination Date, a lump sum cash payment equal to the sum of:

(A)          a pro rata annual target bonus with respect to the year that the Termination Date occurs, plus

(B)           the product of (x) the Severance Multiplier times (y) the sum of the Terminated Participant’s (a) Salary plus (b) Bonus.

6.3           Long-Term Incentive Compensation.  Unless otherwise provided in any written agreement between the Company and a Participant, any and all long-term incentive arrangements that did not vest and/or become payable in accordance with Section 5 above shall be paid to the Participant in accordance with the terms and conditions of such long-term incentive arrangement, or if such arrangement does not provide express terms and conditions relating to the consequences of a Change in Control, then:

(a)           all equity-based compensation awards held by the Terminated Participant as of the Termination Date shall become fully vested and/or exercisable as of such date, and

(b)           awards under any long-term incentive arrangement shall be paid to the Terminated Participant based on a pro rata portion of the completed performance cycle or vesting period, as applicable, as of the Termination Date and using actual performance as of the Termination Date (as applicable).

6.4           Pension-Benefit Arrangements.  Unless otherwise provided in any written agreement between the Company and a Participant, benefits under all nonqualified pension-benefit arrangements, including nonqualified deferred compensation arrangements, may not be paid to the Terminated Participant prior to the first anniversary of the Change-in-Control Date.  Notwithstanding the preceding sentence, the Committee may accelerate such payment, in its sole discretion, after having received advice from the Company’s tax counsel.

6.5           Welfare-Benefit Arrangements.  Unless otherwise provided in any written agreement between the Company and a Participant, the Company shall provide a Terminated Participant with continued health coverage during the Health Continuation Period as shown on Schedule A.  Unless otherwise provided for in any written agreement between the Company and a Terminated Participant, or as otherwise agreed to by the Committee in its sole discretion, all other welfare benefits shall cease as of the Termination Date.  Following the end of the applicable Health Continuation Period, the Terminated Participant shall be eligible to receive COBRA health continuation coverage in accordance with rules and provisions under the Consolidated Omnibus Budget Reconciliation Act of 1985.

6.6           Outplacement Services.  The Company shall provide a Terminated Participant with outplacement services during the 6-month period following the Termination Date.

6.7           Payment of Change-in-Control Benefits to Beneficiaries.  In the event of the Terminated Participant’s death, all Change-in-Control Benefits that would have been paid to the Terminated Participant under this Section 6 but for his or her death, shall be paid to the Terminated Participant’s Beneficiary.

6.8           Other Benefits.  Notwithstanding anything contained in the Plan to the contrary, the Company or the Committee may, in its sole discretion, provide benefits in addition to the benefits described under this Section 6.

7.0           PARTICIPANT OBLIGATIONS

7.1           Waiver and Release.  As a condition precedent for receiving the double-trigger benefits provided under Section 6 above, a Terminated Participant shall execute a waiver and release substantially in the form attached to the Plan as Exhibit B.

7.2           Noncompetition.  During the Noncompetition/Nonsolicitation Period, a Terminated Participant shall not at any time, directly or indirectly, engage in Competitive Activity.

7.3           Nonsolicitation.  During the Noncompetition/Nonsolicitation Period, a Terminated Participant shall not at any time, directly or indirectly, solicit (x) any customer or client of the Company or any Subsidiary with respect to a Competitive Activity or (y) any employee of the Company or any Subsidiary for the purpose of causing such employee to terminate his or her employment with the Company or such Subsidiary.

7.4           Enforcement.  If a Terminated Participant violates or threatens to violate Section 7.2 or Section 7.3 above, the Company shall not have an adequate remedy at law.  Accordingly, the Company shall be entitled to such equitable and injunctive relief as may be available to restrain the Terminated Participant and any business, firm, partnership, individual, corporation or entity participating in the breach or threatened breach from the violation of the provisions of Section 7.2 or 7.3 above.  Nothing in the Plan shall be construed as prohibiting the Company from pursuing any other remedies available at law or in equity for breach or threatened breach of Section 7.2 or 7.3 above, including the recovery of damages.

7.5           Confidentiality.  At all times prior to and after the Change-in-Control Date, a Participant shall not disclose to anyone or make use of any trade secret or proprietary or confidential information of the Company, including such trade secret or proprietary or confidential information of any customer or other entity to which the Company owes an obligation not to disclose such information, which he or she acquires during his or her employment with the Company, including but not limited to records kept in the ordinary course of business, except:

(i)            as such disclosure or use may be required or appropriate in connection with his or her work as an employee of the Company;

(ii)           when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order him or her to divulge, disclose or make accessible such information;

(iii)          as to such confidential information that becomes generally known to the public or trade without his or her violation of this Section 7.5; or

(iv)          to the Participant’s spouse and/or his or her personal tax and financial advisors as reasonably necessary or appropriate to advance the Participant’s tax, financial and other personal planning (each an “Exempt Person”), provided, however, that any disclosure or use of any trade secret or proprietary or confidential information of the Company by an Exempt Person shall be deemed to be a breach of this Section 7.5 by the Participant.

7.6           Return of Company Property.  Immediately following the Termination Date, a Participant shall immediately return all Company property in his or her possession, including but not limited to all computer equipment (hardware and software), telephones, facsimile machines, palm pilots and other communication devices, credit cards, office keys, security access cards, badges, identification cards and all copies (including drafts) of any documentation or information (however stored) relating to the business of the Company, its customers and clients or its prospective customers and clients.

7.7           Cooperation.  Following the Termination Date, a Participant shall give his or her assistance and cooperation willingly, upon reasonable advance notice with due consideration for his or her other business or personal commitments, in any matter relating to his or her position with the Company, or his or her expertise or experience as the Company may reasonably request, including his or her attendance and truthful testimony where deemed appropriate by the Company, with respect to any investigation or the Company’s defense or prosecution of any existing or future claims or litigations or other proceeding relating to matters in which he or she was involved or potentially had knowledge by virtue of his or her employment with the Company.  In no event shall his or her cooperation materially interfere with his or her services for a subsequent employer or other similar service recipient.  The Company agrees that (i) it will promptly reimburse the Terminated Participant for his or her reasonable and documented expenses in connection with his or her rendering assistance and/or cooperation under this Section 7.7, upon his or her presentation of documentation for such expenses and (ii) the Terminated Participant will be reasonably compensated for any continued material services as required under this Section 7.7.

8.0           CLAIMS

8.1           Claims Procedure.  If any Participant or Beneficiary, or his or her legal representative, has a claim for benefits which is not being paid, such claimant may file a written claim with the Committee setting forth the amount and nature of the claim, supporting facts, and the claimant’s address.  Written notice of the disposition of a claim by the Committee shall be furnished to the claimant within 90 days after the claim is filed.  In the event of special circumstances, the Committee may extend the period for determination for up to an additional 90 days, in which case it shall so advise the claimant.  If the claim is denied, the reasons for the denial shall be specifically set forth in writing, pertinent provisions of the Plan shall be cited, including an explanation of the Plan’s claim review procedure, and, if the claim is perfectible, an explanation as to how the claimant can perfect the claim shall be provided.

8.2           Claims Review Procedure.  If a claimant whose claim has been denied wishes further consideration of his or her claim, he or she may request the Committee to review his or her claim in a written statement of the claimant’s position filed with the Committee no later than 60 days after receipt of the written notification provided for in Section 8.1 above.  The Committee shall fully and fairly review the matter and shall promptly advise the claimant, in writing, of its decision within the next 60 days.  Due to special circumstances, the Committee may extend the period for determination for up to an additional 60 days.

8.3           Dispute Resolution.  Any disputes arising under or in connection with the Plan shall be resolved by binding arbitration, to be held in New York City in accordance with the rules and procedures of the American Arbitration Association.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

8.4           Reimbursement of Expenses.  If there is any dispute between the Company and a Participant with respect to a claim under the Plan, the Company shall reimburse such Participant all reasonable fees, costs and expenses incurred by such Participant with respect to such disputed claim; provided, however, that (i) such Participant is the prevailing party with respect to such disputed claim or (ii) the disputed claim is settled.

9.0           TAXES

9.1           Withholding Taxes.  The Company shall be entitled to withhold from any and all payments made to a Participant under the Plan all federal, state, local and/or other taxes or imposts which the Company determines are required to be so withheld from such payments or by reason of any other payments made to or on behalf of the Participant or for his or her benefit hereunder.

9.2           Golden Parachute Excise Tax Gross-Up.  In the event that a Participant becomes subject to the excise tax imposed by Code Section 4999 (the “Parachute Excise Tax”), then the Company and the Participant shall carry out the following:

(a)           if the aggregate “parachute payment” (as such term is used under Code Section 280G) exceeds 299.99% of the “base amount” (as such term is used under Code Section 280G) (the “Safe Harbor Amount”) by less than 10% of the Safe Harbor Amount, then the parachute payment shall be reduced to the Safe Harbor Amount, with the Participant determining in his or her sole discretion which portion of the aggregate parachute payment shall be so reduced; or

(b)           if the aggregate parachute payment exceeds the Safe Harbor Amount by 10% or more of the Safe Harbor Amount, then the Company shall pay to the Participant a tax gross-up payment so that after payment by the Participant of all federal, state, and local excise, income, employment, Medicare and any other taxes (including any related penalties and interest) resulting from the payment of the parachute payments and the tax gross-up payments to the Participant by the Company, the Participant retains on an after-tax basis an amount equal to the amount that the Participant would have retained had he or she not been subject to the Parachute Excise Tax.

9.3           No Guarantee of Tax Consequences.  No person connected with the Plan in any capacity, including, but not limited to, the Company and any Subsidiary and their directors, officers, agents and employees makes any representation, commitment, or guarantee that any tax treatment, including, but not limited to, federal, state and local income, estate and gift tax treatment, will be applicable with respect to amounts deferred under the Plan, or paid to or for the benefit of a Participant under the Plan, or that such tax treatment will apply to or be available to a Participant on account of participation in the Plan.

10.0         TERM OF PLAN; AMENDMENT AND TERMINATION OF PLAN

10.1         Term of Plan.  The Plan shall be effective as of the Effective Date and shall remain in effect until the Board terminates the Plan.

10.2         Amendment of Plan.  The Plan may be amended by the Board at any time with or without prior notice; provided, however, that the Plan shall not be amended on a Change-in-Control Date or during the 3-year period following such Change-in-Control Date.

10.3         Termination of Plan.  The Plan may be terminated or suspended by the Board at any time with or without prior notice; provided, however, that the Plan shall not be terminated or suspended on a Change-in-Control Date or during the 3-year period following such Change-in-Control Date.

10.4         No Adverse Effect.  If the Plan is amended, terminated, or suspended in accordance with Sections 10.2 or 10.3 above, such action shall not adversely affect the benefits of any Participant.

11.0         MISCELLANEOUS

11.1         Offset.  Change-in-Control Benefits shall be reduced by any payment or benefit made or provided by the Company or any Subsidiary to the Participant pursuant to (i) any severance plan, program, policy or arrangement of the Company or any Subsidiary not otherwise referred to in the Plan, (ii) any employment agreement between the Company or any Subsidiary and the Participant, and (iii) any federal, state or local statute, rule, regulation or ordinance.

11.2         No Right, Title, or Interest in Company Assets.  Participants shall have no right, title, or interest whatsoever in or to any assets of the Company or any investments which the Company may make to aid it in meeting its obligations under the Plan.  Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, Beneficiary, legal representative or any other person.  To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company.  Subject to this Section 11.2, all payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts; provided, however, that the Company may establish a grantor trust to provide for the payment of the benefits under the Plan of which the Company is the grantor within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Code and under which the assets held by such trust will be subject to the claims of the Company’s general creditors under federal and state law in the event of the Company’s insolvency.

11.3         No Right to Continued Employment.  The Participant’s rights, if any, to continue to serve the Company as an employee shall not be enlarged or otherwise affected by his or her designation as a Participant under the Plan, and the Company or the applicable Subsidiary reserves the right to terminate the employment of any employee at any time.  The adoption of the Plan shall not be deemed to give any employee, or any other individual any right to be selected as a Participant or to continued employment with the Company or any Subsidiary.

11.4         Other Rights.  The Plan shall not affect or impair the rights or obligations of the Company or a Participant under any other written plan, contract, arrangement, or pension, profit sharing or other compensation plan.

11.5         Governing Law.  The Plan shall be governed by and construed in accordance with the laws of the State of Delaware without reference to principles of conflict of laws, except as superseded by ERISA and other applicable federal law.

11.6         Severability.  If any term or condition of the Plan shall be invalid or unenforceable to any extent or in any application, then the remainder of the Plan, with the exception of such invalid or unenforceable provision, shall not be affected thereby and shall continue in effect and application to its fullest extent.

11.7         Incapacity.  If the Committee determines that a Participant or a Beneficiary is unable to care for his or her affairs because of illness or accident or because he or she is a minor, any benefit due the Participant or Beneficiary may be paid to the Participant’s spouse or to any other person deemed by the Committee to have incurred expense for such Participant (including a duly appointed guardian, committee or other legal representative), and any such payment shall be a complete discharge of the Company’s obligation hereunder.

11.8         Transferability of Rights.  The Company shall have the unrestricted right to transfer its obligations under the Plan with respect to one or more Participants to any person, including, but not limited to, any purchaser of all or any part of the Company’s business.  No Participant or Beneficiary shall have any right to commute, encumber, transfer or otherwise dispose of or alienate any present or future right or expectancy which the Participant or Beneficiary may have at any time to receive payments of benefits hereunder, which benefits and the right thereto are expressly declared to be non-assignable and nontransferable, except to the extent required by law.  Any attempt to transfer or assign a benefit, or any rights granted hereunder, by a Participant or the spouse of a Participant shall, in the sole discretion of the Committee (after consideration of such facts as it deems pertinent), be grounds for terminating any rights of the Participant or Beneficiary to any portion of the Plan benefits not previously paid.

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SCHEDULE A

TIER	SEVERANCE MULTIPLIER	HEALTH CONTINUATION PERIOD	NONCOMPETITION / NONSOLICITATION PERIOD
1	3x	18 months	12 months
2	2x	18 months	12 months
3	1x	12 months	12 months
4	0.5x	6 months	6 months

EXHIBIT B

RELEASE

This RELEASE (“Release”) dated as of this            day of                     , 20   between ImClone Systems Incorporated, a Delaware corporation (the “Company”), and                      (the “Employee”).

WHEREAS, the Employee is a participant in the Company’s Change-in-Control Plan (the “Plan”); and

WHEREAS, the Employee’s employment with the Company (has been) (will be) terminated effective                             ; and

WHEREAS, pursuant to Section 7.1 of the Plan, the Employee is entitled to certain compensation and benefits upon such termination, contingent upon the execution of this Release;

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein and in the Plan, the Company and the Employee agree as follows:

1.             The Employee, on [his/her] own behalf and on behalf of [his/her] heirs, estate and beneficiaries, does hereby release the Company, and any of its Subsidiaries or affiliates, and each past or present officer, director, agent, employee, shareholder, and insurer of any such entities, from any and all claims made, to be made, or which might have been made of whatever nature, whether known or unknown, from the beginning of time, including those that arose as a consequence of [his/her] employment with the Company, or arising out of the severance of such employment relationship, or arising out of any act committed or omitted during or after the existence of such employment relationship, all up through and including the date on which this Release is executed, including, but not limited to, those which were, could have been or could be the subject of an administrative or judicial proceeding filed by the Employee or on [his/her] behalf under federal, state or local law, whether by statute, regulation, in contract or tort, and including, but not limited to, every claim for front pay, back pay, wages, bonus, fringe benefit, any form of discrimination (including but not limited to, every claim of race, color, sex, religion, national origin, disability or age discrimination), wrongful termination, emotional distress, pain and suffering, breach of contract, compensatory or punitive damages, interest, attorney’s fees, reinstatement or reemployment.  If any court rules that such waiver of rights to file, or have filed on [his/her] behalf, any administrative or judicial charges or complaints is ineffective, the Employee agrees not to seek or accept any money damages or any other relief upon the filing of any such administrative or judicial charges or complaints.  The Employee relinquishes any right to future employment with the Company and the Company shall have the right to refuse to re-employ the Employee without liability.  The Employee acknowledges and agrees that even though claims and facts in addition to those now known or believed by [him/her] to exist may subsequently be discovered, it is [his/her] intention to fully settle and release all claims [he/she] may have against the Company and the persons and entities described above, whether known, unknown or suspected.

2.             The Employee acknowledges that [he/she] has been provided at least 21 days to review the Release and has been advised to review it with an attorney of [his/her] choice.  In the event the Employee elects to sign this Release prior to the end of this 21-day period, [he/she] agrees that it is a knowing and voluntary waiver of [his/her] right to wait the full 21 days.  The Employee further understands that [he/she] has 7 days after the signing hereof to revoke it by so notifying the Company in writing, such notice to be received by                       within the 7-day period.  The Employee further acknowledges that [he/she] has carefully read this Release, and knows and understands its contents and its binding legal effect.  The Employee acknowledges that by signing this Release, [he/she] does so of [his/her] own free will and act and that it is [his/her] intention that [he/she] be legally bound by its terms.

IN WITNESS WHEREOF, the parties have executed this Release on the date first above written.

IMCLONE SYSTEMS INCORPORATED

By:
Name:
Title:

[Employee’s Name]

* * END * *